Exhibit 10.1

CARMAX, INC.
NOTICE OF RESTRICTED STOCK UNIT GRANT

[_________, 20__]

[NAME/ADDRESS]

Dear [NAME]

The Board of Directors of CarMax, Inc. (the “Company”) wants to provide you with an opportunity to share in the success of our Company.  Accordingly, I am pleased to inform you that, as of _________________ (the “Grant Date”), the Compensation and Personnel Committee of the Board of Directors of the Company (the “Committee”) exercised its authority pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) and granted you Restricted Stock Units of the Company (the “Restricted Stock Units”) as set forth herein.

The Restricted Stock Units are subject to the provisions of the Plan.  The Committee administers the Plan.  The terms of the Plan are incorporated into this Notice of Restricted Stock Unit Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control.  All capitalized terms not defined herein shall have the meaning given to them in the Plan.  Please refer to the Plan for certain conditions not set forth in this Notice of Grant.  Additionally, a copy of a Prospectus for the Plan, which describes material terms of the Plan, can be found on The CarMax Way.  Copies of the Prospectus, the Plan and the Company’s most recently filed annual report to shareholders on Form 10-K are available from the Company’s corporate secretary at (804) 747-0422.

Number of Restricted Stock Units:
Grant Date Fair Market Value:

A.    Vesting of Restricted Stock Units

Except as otherwise provided in this Notice of Grant, all the Restricted Stock Units will vest and become nonforfeitable on _________________ (the “Specified Date”), or such earlier date as may be provided in this Notice of Grant or the Plan (collectively, the “Vesting Date”) provided you continue to be employed by the Company or one of its Subsidiaries until the Vesting Date. All unvested Restricted Stock Units remaining after the first anniversary of the Grant Date will terminate and be completely forfeited. If prior to any Vesting Date, your employment with the Company and its Subsidiaries terminates for any reason other than those described in Section B, then any unvested Restricted Stock Units (and any related dividend equivalent rights) subject to this Notice of Grant shall terminate and be completely forfeited on the date of such termination of your employment. To the extent that you do not vest in any Restricted Stock Units, all interest in such units, the related shares of Company Stock, and any related dividend equivalent rights shall be forfeited. You shall have no right or interest in any Restricted Stock Unit or related share of Company Stock that is forfeited. Prior to payment, none of the Restricted Stock Units and any interest therein may be sold, assigned, transferred, hypothecated, exchanged, pledged or otherwise encumbered or disposed of, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to transfers by the Company.

B.    Additional Vesting and Forfeiture Provisions

1.Termination Without Cause or for Good Reason. If prior to the Vesting Date: (a) the Company terminates your employment with the Company and its Subsidiaries for any reason other than for Cause (as defined in Section B.4), or (b) you have an effective severance or employment agreement with the Company or one of its Subsidiaries and you terminate your employment for “Good Reason” (as defined in such agreement), if applicable, then the number of Restricted Stock Units set forth above will become immediately vested and nonforfeitable, effective as of the date of your termination.

2.Death or Disability. If you die or become Disabled prior to the Vesting Date, the number of Restricted Stock Units set forth above will become immediately vested and nonforfeitable, effective as of the date of your death or Disability.

3.Retirement. If prior to the Vesting Date: (a) your employment with the Company and its Subsidiaries terminates, (b) such termination is not for Cause and not due to your death or Disability, and (c) as of the date of the termination you have: (i) attained 55 years of age and completed ten years or more of continuous employment with the Company or its Subsidiaries; (ii) attained 62 years of age and completed seven years or more of continuous employment with the Company or its Subsidiaries; or (iii) attained 65 years of age and completed five years or more of continuous employment with the Company or its Subsidiaries; then all of your Restricted Stock Units will become immediately vested and nonforfeitable, and will be paid on the Vesting Date.

4.Termination For Cause. Upon termination of your employment with the Company or one of its Subsidiaries for Cause, and notwithstanding anything in Section B to the contrary, your Restricted Stock Units will immediately and automatically without any action on the part of you or the Company, be forfeited, effective as of the date of your termination. For purposes of this Notice of Grant, “Cause” shall have the meaning set forth in your severance agreement with the Company.

5.Change in Full-Time Employment Status.  In the event that your employment with the Company or one of its Subsidiaries changes from full-time to part-time for any reason prior to the Vesting Date, and notwithstanding the terms of Section B.3, your Restricted Stock Units will be immediately forfeited, effective as of the date of the change. Employees on authorized leave (as determined under the Company’s or its Subsidiary's authorized leave policy) will not be considered as having terminated merely by reason of the leave.

C.    Payment for Restricted Stock Units

1.    Payment Schedule. Payment for your Restricted Stock Units shall be made in shares of Company Stock upon the earliest to occur of the payment dates set forth below (the earliest date shall be the “Payment Date”):

a)    Specified Date. Restricted Stock Units, if vested, (and related dividend equivalent rights), shall be paid upon the Specified Date.

b)    Death or Disability. One hundred percent (100%) of the unpaid Restricted Stock Units (and related dividend equivalent rights), if vested, shall be paid upon the date of your death or the date your termination of employment as a result of your Disability.

c)     Retirement. One hundred percent (100%) of the unpaid Restricted Stock Units (and related dividend equivalent rights), if vested in accordance with Section B.3 above, shall be paid upon your “Separation from Service” (as defined in Code section 409A and the regulations thereunder). Notwithstanding the foregoing, to the extent required under Code section 409A, to the extent that the Restricted Stock Units are payable upon a Separation from Service and to the extent such payment would otherwise result in the imposition of any individual tax and penalty interest charges imposed under Code section 409A, the settlement and payment of the Restricted Stock Units shall instead be made on the first business day after the date that is six (6) months following such Separation from Service (or death, if earlier).

The Company shall deliver all shares of Company Stock issuable pursuant to such vested Restricted Stock Units in the form of a single distribution within 60 days of the Payment Date, subject to Section F below.

2.    Method of Payment. The value of each Restricted Stock Unit on the Payment Date shall equal the Fair Market Value of a share of Company Stock. The Company will deliver (via certificate or such other method as the Company determines) any shares of Company Stock payable pursuant to Section C.1. Notwithstanding anything herein to the contrary, the Company shall have the right to refuse to deliver any shares of Company Stock under this Notice of Grant if the Company acting in its absolute discretion determines that the issuance or transfer of such shares may violate any applicable law or regulation.

3.    Expiration upon Payment. Upon delivery of Company Stock in accordance with this Notice of Grant, the portion of the Restricted Stock Units attributable to such Company Stock shall be extinguished and such number of Restricted Stock Units will not be considered to be held by you for any purpose.

D.    No Shareholder Rights

The Restricted Stock Units shall not represent an equity security of the Company and shall not carry any voting or dividend rights. However, you will have the right to receive payments equivalent to dividends as set forth below. You are an unsecured general creditor of the Company with respect to any payment relating to vested Restricted Stock Units.

E.    Dividend Equivalent Rights

You shall accumulate dividend equivalent rights on each Restricted Stock Unit in an amount equal to the dividends paid, if any, with respect to a share of Company Stock on each date that a dividend is paid on the Company Stock from the Grant Date to the Payment Date. The dividend equivalent rights shall be converted into additional Restricted Stock Units based on the Fair Market Value of a share of Company Stock on the date the dividend is paid and shall accumulate and be paid in shares of Company Stock when the payment for the corresponding Restricted Stock Unit is made in accordance with Section C.1. Such additional Restricted Stock Units shall be subject to the same forfeiture restrictions as apply to the Restricted Stock Unit to which they relate.

F.    Tax Withholding

The Company or its Subsidiary may withhold from your Restricted Stock Units or payments under Section C the amount of taxes required by any federal, state, or local government to be withheld or otherwise deducted and paid with respect to the vesting and payment of your Restricted Stock Units (“Tax Withholdings”), including without limitation, the Federal Insurance Contributions Act ("FICA") tax imposed and the income tax withholding related to such FICA amounts. At its discretion, the Company or its Subsidiary may require you to reimburse it for any Tax Withholdings and withhold any payments, in whole or in part, until the Company or its Subsidiary is so reimbursed. The Company or its Subsidiary shall also have the unrestricted right to withhold from any other cash amounts due (or to become due) from the Company or its Subsidiary to you, including from your wages or commissions, an amount equal to any Tax Withholdings. The Company or its Subsidiary shall report the payment of any Tax Withholdings and other related information to the appropriate governmental agencies as required under applicable laws

G.    Change of Capital Structure

If the number of outstanding shares of the Company Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of Restricted Stock Units, and the Grant Date Fair Market Value will automatically be adjusted, as provided in the Plan and as the Committee shall determine to be equitably required so as to preserve the value of the Restricted Stock Units that existed immediately before the change; provided, however, that the Company will not be required to issue any fractional shares as a result of such adjustment.

H.    Miscellaneous

The grant of these Restricted Stock Units does not obligate the Company or any of its Subsidiaries to continue your employment. If there is any litigation involving the Restricted Stock Units, each party will bear its own expenses, including all legal fees, except that in the event of an action brought by you under this Notice of Grant following a Change of Control, then insofar as such action is not deemed to be frivolous by the arbitrator, the Company shall bear all expenses related to the arbitration, including all legal fees incurred by you. The Committee shall have the authority to interpret and administer this Notice of Grant.

I.    409A Compliance

The Restricted Stock Units are intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Notice of Grant shall be interpreted, operated and administered in a manner consistent with this intention.

J.    Acceptance

By accepting this grant online, this Notice of Grant, together with the Plan, will become the entire agreement between you and the Company with respect to the subject matter hereof, and will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflict of law provisions in any jurisdiction. This Notice of Grant supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters. By accepting this grant online, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading.” You also agree not to sell Company Stock at a time when other applicable laws prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or one of its Subsidiaries.

Sincerely,

[Name, Title]
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